Press Release issued on October 23, 2006
EX-99.2

Four Oaks Fincorp, Inc.

6114 US 301 South

Four Oaks, NC  27524

(919)963-2177 Telephone

(919)963-2768 Fax

Press Release

        For more information contact:

     Ayden R. Lee, Jr., President and Chief Executive Officer, or

    Nancy S. Wise, Senior Vice President and Chief Financial Officer

                (919) 963-2177

FOR IMMEDIATE RELEASE:

              October 23, 2006

FOUR OAKS FINCORP, INC. ANNOUNCES STOCK SPLIT AND

FOURTH QUARTER DIVIDEND

FOUR OAKS, NC (October 23, 2006) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors approved a five-for-four split of the Corporation’s common stock, which will be made in the form of a 25% stock dividend.   Currently, there are approximately 4.4 million shares of common stock outstanding.  Following the split, Four Oaks Fincorp, Inc. will have approximately 5.5 million shares of common stock outstanding.  The split is payable November 10, 2006 to shareholders of record on October 30, 2006.

The Board of Directors also declared a cash dividend of $0.07 per share payable on or after December 7, 2006, to shareholders of record on November 30, 2006.  This dividend is 9% higher than the fourth quarter 2005 dividend as adjusted to reflect the five-for-four split to be paid on November 10, 2006.

President and Chief Executive Officer, Ayden R. Lee, Jr. stated that “this split serves to express to our shareholders and the investing public our expectations for the continued success of the Company. We also are increasing our dividend in the fourth quarter of 2006 in order to reward the shareholders for the excellent performance of the Company during 2006.”  Even though the Company has experienced a stock split each of the past three years due to the performance of its stock and earnings, this is not indicative of future splits.

Four Oaks Fincorp, Inc., through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.    Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks and changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses and the low trading volume of the Company’s common stock.

###